Exhibit 10.18
PERFORMANCE UNIT AWARD AGREEMENT
UNDER
SAIA, INC.’S
AMENDED AND RESTATED 2003 OMNIBUS INCENTIVE PLAN
     THIS AWARD AGREEMENT is made and entered into as of February 2, 2010 (the “Date of Grant”), by and between Saia, Inc. (the “Company”), and [                    ] (“Employee”).
WITNESSETH:
     WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted and the stockholders of the Company have approved the Company’s Amended and Restated 2003 Omnibus Incentive Plan (the “Plan”), pursuant to which performance unit awards may be granted to employees of the Company and its subsidiaries; and
     WHEREAS, the Company desires to grant to Employee a performance unit award under the terms of the Plan.
     NOW, THEREFORE, pursuant to the Plan, the Company and Employee agree as follows:
1. Grant of Award. Pursuant to action of the Committee (as hereinafter defined), the Company grants to Employee the performance unit award described in this Award Agreement (the “Award” or “Performance Unit Award”).
2. Award Subject to Plan. This Award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. The committee referred to in Section 3 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.
3. Performance Period. The performance period for the Performance Unit Award is the three (3) year period commencing January 1, 2010 and ending December 31, 2012 (the “Performance Period”).
4. Performance Unit Award.
     (a) General. Employee’s Performance Unit Award opportunity for the Performance Period is the right to receive from 0% to 200% of ___shares of the common stock, par value $0.001 per share, of the Company (the “Target Incentive”).
     (b) Amount of Target Incentive Payable to Employee for the Performance Period. The amount of the Target Incentive payable to Employee for the Performance Period will be based upon the percentile rank of the Company’s “Total Stockholder Return” (as defined in Section 5 below) relative to the “Peer Companies’” (as defined in Section 6 below) Total Stockholders Return over the Performance Period, as follows:

If the Company’s Total Stockholder Return	Then the Percentage of Target
Over The Performance Period As Compared	Incentive
to Peer Companies	Payable to Employee is
Is at the 75th percentile or higher	200%
Is at the 50th percentile	100%
Is at the 25th percentile	25%
Is below the 25th percentile	0%
At the end of the Performance Period, the percentile rank of the Company’s Total Stockholder Return will be calculated. Any Peer Company that is no longer publicly traded shall be excluded from this calculation. The payout associated with the Company’s percentile rank will be based on the chart above with payouts interpolated for performance between the 25th and 50th percentile and the 50th and 75th percentile. Notwithstanding the foregoing, no Performance Unit Award shall be payable unless the Company has positive Total Stockholder Return for the Performance Period. In no event will the Committee have discretion to increase the amounts payable hereunder.
(c) Payment of Performance Unit Award for the Performance Period. Subject to early termination of this Award Agreement pursuant to Section 7 or Section 8 below, as soon as practicable following the end of the Performance Period and the determination of the Company’s Total Stockholder Return as compared to the Total Stockholder Return of the Peer Companies over the Performance Period, and in any event, no later than 2 1/2 months after the end of the Performance Period, the Company will deliver to Employee certificate(s) evidencing the shares of common stock of the Company representing the percentage of the Target Incentive earned by Employee hereunder, if any, as determined pursuant to Section 4(b) above. Prior to the issuance to Employee of certificate(s) for shares of common stock earned under this Agreement, if any, Employee shall have no rights as a stockholder of the Company (including without limitation, the right to payment of dividends or the right to vote) with respect to shares represented by the Performance Unit Award. Notwithstanding anything else to the contrary provided herein, the Company shall not be obligated to issue any certificate representing the shares to be delivered pursuant to this Agreement, unless and until the Company is advised by its counsel that the issuance and delivery of such certificate is in compliance with applicable laws and regulations.
5. Total Stockholder Return. Total Stockholder Return with respect to the Company and each Peer Company means the increase (if any) in the fair market value of common stock of the Company and such Peer Company, assuming reinvestment of dividends, over the Performance Period. The measurement of change in fair market value over the Performance Period shall be based on the average closing prices of the common stock for the last 60 trading days preceding January 1, 2010 and the last 60 trading days preceding the end of the Performance Period, assuming reinvestment of dividends in common stock.
6. Peer Companies. The Peer Companies are the following: Airtransport Services Group, Arkansas Best Corp., Celadon Group Inc., CH Robinson Worldwide, Inc., CNF, Inc., Covenant Transport, Inc., EGL Inc., FEDEX Corp., Forward Air Corp., Frozen Food Express Industries, Genesee & Wyoming, Inc., Heartland Express, Inc., Horizon Lines, Inc., Hub Group, Inc., J. B. Hunt Transport Svcs., Inc., Kansas City Southern, Kirby Corporation, Knight Transportation, Inc.,

Landstar Systems, Inc., Marten Transport, Ltd., Old Dominion Freight Line, Inc., Pacer International, Inc., P.A.M. Transportation, Inc., Patriot Transportation Holdings, Inc., Quality Distribution, Inc., Ryder System Inc., United Parcel Services, Inc., Universal Truckload Services, USA Truck Inc., US Xpress Enterprises, Inc., UTI Worldwide Inc., Vitran Corporation, Werner Enterprises, Inc. and YRC Worldwide, Inc.
7. Termination of Employment.
     (a) Except as set forth in subsection (b), this Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer employed by the Company or any of its subsidiaries, if such termination is a voluntary termination or an involuntary termination for Cause (as defined in the Plan). If the Employee is involuntarily terminated other than for Cause (as defined in the Plan), or terminates employment due to death, Total Disability (as defined in the Plan) or retirement (the determination of which shall be made in the sole discretion of the Committee), after completing at least 50% of the Performance Period, Employee shall be entitled to a pro rata portion of the Performance Unit Award determined pursuant to Section 4(b) above, payable in accordance with the terms of Section 4(c).
     (b) Employee will be entitled to receive any Performance Unit Award payable under Section 4 of this Award Agreement if Employee’s employment terminates after the Performance Period but before Employee’s receipt of such Performance Unit Award payment for the Performance Period, except in the event of a termination for Cause in which case no Award shall be payable.
8. Change of Control. In the event of a Change in Control (as defined in the Plan) of the Company, then upon the effectiveness of such Change in Control, this Award Agreement will terminate and be of no further force and effect and the Employee shall receive the percentage of the Target Incentive based on Total Stockholder Return calculated as of the date of such Change in Control, prorated to reflect the actual number of months of service from the Date of Grant to the date of such Change in Control. Contemporaneously with the Change of Control, the Company will deliver to Employee certificate(s) evidencing the shares of common stock of the Company representing the percentage of the Target Incentive earned by Employee hereunder, if any.
9. Forfeiture. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, as such terms are used in Section 304 of the Sarbanes-Oxley Act of 2002 or as interpreted by the Committee, then the Committee in its sole discretion may require Employee to reimburse or forfeit to the Company any payment received or to be received hereunder by Employee during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document that required restatement.
10. Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check , the Company will withhold a portion of the Performance Unit Award equal to the tax withholding obligation.
11. Non-Transferability. Employee shall not sell, transfer, assign, pledge, or otherwise encumber or dispose of the Performance Unit Award (or any rights hereunder) nor sell, transfer, assign, pledge or otherwise encumber or dispose of any of the shares of common stock issueable under this Agreement prior to the delivery to Employee of certificates for shares of common stock payable pursuant to Section 4(c) or Section 8.
12. Definitions; Copy of Plan. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan.
13. Committee Administration. The Committee shall have the sole responsibility for construing and interpreting this Agreement, and for resolving all questions arising hereunder. Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation and effect of this Agreement shall be conclusive and binding upon all persons.
14. Acknowledgement. Employee acknowledges that the Board of Directors of the Company has adopted a guideline concerning investment in the stock of the Company.
15. Choice of Law. This Agreement will be governed by the laws of the State of Delaware, without regard to the principles of conflicts of law which might otherwise apply.
     IN WITNESS WHEREOF, the Company and Employee have executed this Award Agreement as of the Date of Grant.

SAIA, INC.

By:

Its:	[ ]

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